Exhibit 5.1
November 15, 2022

Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101

Re: Registration Statement on Form S-8 for the Washington Federal, Inc. 401(K) Plan
Ladies and Gentlemen:
I am Senior Vice President, Legal Counsel of Washington Federal, Inc. (the “Company”), a Washington corporation, and as such have acted as counsel to the Company in connection with the preparation of this Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to an aggregate of up to 200,000 shares of common stock, $1.00 par value per share, of the Company (the “Shares”), to be issued in connection with the Washington Federal Bank 401(k) Plan (the “Plan”). Please be advised that as counsel to the Company, upon examination of such corporate documents and records as I have deemed necessary or appropriate for the purpose of rendering this opinion, it is my opinion that the shares of Common Stock being offered by the Company, when issued in accordance with proper corporate authorizations, will be legally issued, fully paid and non-assessable.
The foregoing opinion is limited to the federal laws of the United States and the Washington Business Corporation Act of the State of Washington, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading “Interests of Named Experts and Counsel” contained in the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Justin Monroe
Justin Monroe
Senior Vice President, Legal Counsel